Exhibit 3.4

AMENDMENT NO. 1
TO THE AMENDED AND RESTATED BYLAWS

OF

MONOCLE HOLDINGS INC.

(a Delaware Corporation)

This Amendment No. 1 to the Amended and Restated Bylaws (this “Amendment”) of Monocle Holdings Inc., a Delaware corporation (the “Corporation”), is effective as of December 22, 2020. All capitalized terms appearing herein that are not otherwise defined shall have the meanings ascribed to them in the Amended and Restated Bylaws of Monocle Holdings Inc., dated as of October 13, 2020 (the “Existing Bylaws”).

WHEREAS, the board of directors (the “Board”) desires to amend the Existing Bylaws to change the Corporation’s name to “AerSale Corporation”.

NOW, THEREFORE, the Existing Bylaws are hereby amended as follows:

Section 1.        Amendment to the Existing Bylaws. The Existing Bylaws are hereby amended so that each reference to “Monocle Holdings Inc.” in the Existing Bylaws is hereby deemed to be amended and replaced, in each case, with “AerSale Corporation”.

Section 2.        Ratification of the Existing Bylaws. Except as specifically modified herein, the Existing Bylaws remain unmodified and shall continue in full force and effect.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and the year first above written.

/s/ Nicolas Finazzo
Name:	Nicolas Finazzo
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Amended and Restated Bylaws]